UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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QUALITY SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 3, 2012, Quality Systems, Inc. updated the section of its website (http://www.qsi2012proxy.com) under the caption “Mr. Hussein’s Corporate Governance Record at the Company” to provide information regarding  Mr. Hussein’s additional sales of QSI stock held in margin accounts in violation of the Company’s insider trading policy, as follows:

“UPDATE—08/02/12: Based on Mr. Hussein’s SEC filings, as of July 31, 2012, Mr. Hussein has liquidated an aggregate of 3,340,856 shares of QSI common stock (representing 5.63% of the Company’s outstanding common stock).”

The relevant portion of the website, including the additional information, is set forth below for the convenience of the reader and to place the new information in context.

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Mr. Hussein also unequivocally refuses to comply with our current insider trading policy, which was duly adopted in July 2011 by all the members of our Board other than Mr. Hussein. In a letter from Mr. Hussein’s counsel on August 1, 2011, the Company was advised that Mr. Hussein took specific objection to the policy’s prohibition against directors holding shares of Company stock in margin accounts, noting only that Mr. Hussein held a significant number of shares of Quality Systems stock in brokerage accounts “with margin capabilities.” Margin accounts enable investors to use leverage by borrowing money from brokers to buy other securities using their existing securities as collateral. If the value of the collateral falls below a certain minimum requirement relative to the amount borrowed, the investor can be required to provide additional cash or other collateral to make up for the shortfall, or otherwise the broker may liquidate the margined shares into the open market, which, depending on the size of the liquidation, can potentially have significant, negative consequences on the shares’ trading price. Note that Mr. Hussein owns a significant amount of shares.

We believe that the restriction against insiders from margining Company stock addresses important risks to shareholders and protects the value of your investment. Margin investing, especially by a large shareholder such as Mr. Hussein, can have a significant impact on a company’s stock price and valuation. For example, if the individual does not have the means to cover a margin call or pay the loan, his shares can be sold to cover his position. Such a situation could impact the trading price of our shares and could also affect our reputation. A number of major companies, such as Green Mountain Coffee Roasters, Chesapeake Energy and Boston Scientific, have made headlines when insiders were forced to liquidate significant insider holdings to cover margin calls. Moreover, margin accounts facilitate short-selling of company shares. While we believe the margin restriction represents best practices in corporate governance and helps protect shareholder interests, Mr. Hussein nonetheless “refuses to abide by the restrictions in the insider trading policy that are not mandated by or that go beyond the requirements of the federal and state securities laws….”

On July 18, 2012, the Company learned that Mr. Hussein holds all of his 9,333,700 shares, representing 15.7% of the Company’s outstanding shares as of June 18,

2012, in margin accounts, which is in direct violation of the Company’s insider trading policy. He disclosed this fact for the first time in an amendment to his preliminary proxy statement. Strangely, Mr. Hussein had not previously disclosed this fact to the Company, despite the fact that the Company specifically asks for this information in director questionnaires collected on a periodic basis in order for the Company to complete its periodic reports with the SEC in compliance with federal law. Even though Mr. Hussein failed to disclose this information to the Company, he nonetheless certified that his responses to the questionnaire were “complete and accurate in every respect.”

We believe that Mr. Hussein only disclosed his margin accounts in his recent filing simply because he was caught. On July 13, 2012, Mr. Hussein asked a Company representative to join a call with Mr. Hussein’s broker, in which Mr. Hussein discussed his desire to transfer Company stock by him from one or more margin accounts to one or more new margin accounts at a different broker. On July 17, 2012, the Company wrote Mr. Hussein’s counsel a letter demanding that he disclose to the Company any Company shares held in margin accounts. Subsequently thereafter on July 18, 2012, Mr. Hussein, for the first time, disclosed publicly that all of his shares are pledged as collateral for various margin accounts. Mr. Hussein could have disclosed the existence of his margined shares in his director questionnaires, Schedule 13D filings or initially filed preliminary proxy statement, but he never ultimately disclosed this information to the Company or its shareholders until the day after he was questioned by the Company.

On July 25, 2012, our Board voted to censure Mr. Hussein for willfully violating the Company’s insider trading policy. The Board believed that censure was appropriate given the willful nature of the violation and the potentially significant, negative consequences on the trading price of the Company’s shares in the event of a forced sale of a significant number of shares.

On July 26, 2012, a broker in an investment firm in which Mr. Hussein has a margin account notified representatives of the Company that 800,000 shares of QSI common stock (representing 1.35% of the Company’s outstanding common stock) pledged by Mr. Hussein were being liquidated as a result of a margin call. At the time of the sale, Mr. Hussein was prohibited from selling shares under the Company’s trading policy. The prohibition in the Company’s insider trading policy on directors holding shares of Company stock in margin accounts is designed to prevent this very situation. The Company does not know at this time the extent of any future sales of QSI stock by this investment firm or any other firm in which Mr. Hussein has a margin account.

UPDATE—08/02/12: Based on Mr. Hussein’s SEC filings with the SEC, as of August 2, 2012, Mr. Hussein has liquidated an aggregate of 3,340,856 shares of QSI common stock (representing 5.63% of the Company’s outstanding common stock).

We think that Mr. Hussein’s actions put his own economic interest ahead of the reputation of the Company, and put the value of your investment at risk. Contrary to his claims, we believe that his interests are not aligned with those of QSI shareholders.